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Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of our reports on reserves, as of March 31, 2011, of the Underlying Properties and the royalty interests to be conveyed to SandRidge Permian Trust and to the inclusion of such reports as an annex to the prospectus included in the Amendment No. 1 to the Registration Statement on Form S-1 and Form S-3 of SandRidge Permian Trust and SandRidge Energy, Inc. (as so amended, the "Registration Statement"), to be filed on or about June 29, 2011; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading "Experts"; and to the inclusion in the Registration Statement of information taken from the reports listed below in SandRidge Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on February 28, 2011:

        December 31, 2010, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

        December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

        December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
	By:	/s/ G. LANCE BINDER
Name: G. Lance Binder, P.E. Title: Executive Vice President
Dallas, Texas June 28, 2011

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  Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS